Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces June Quarter 2022 Profit

Good progress in restoring operational reliability to Delta's leading standards in July

Generated double digit June quarter operating margin

Expect double digit operating margin in September quarter and meaningful full year profitability

On track to achieve 2024 targets of over $7 adj. EPS and $4 billion of free cash flow

ATLANTA, Jul. 13, 2022 – Delta Air Lines (NYSE:DAL) today reported financial results for the June quarter 2022 and provided its outlook for the September quarter 2022. Highlights of the June quarter 2022 results, including both GAAP and adjusted metrics, are on page five and are incorporated here.

"I would like to thank our entire team for their outstanding work during a challenging operating environment for the industry as we work to restore our best-in-class reliability. Their performance coupled with strong demand drove nearly $2 billion of free cash flow as well as profitability in the first half of the year, and we are accruing profit sharing, marking a great milestone for our people,” said Ed Bastian, Delta’s chief executive officer. “For the September quarter, we expect an adjusted operating margin of 11 to 13 percent, supporting our outlook for meaningful full year profitability."

June Quarter 2022 GAAP Financial Results

•	Operating revenue of $13.8 billion
•	Operating income of $1.5 billion with operating margin of 11.0 percent
•	Earnings per share of $1.15
•	Operating cash flow of $2.5 billion
•	Total debt and finance lease obligations of $24.8 billion

June Quarter 2022 Adjusted Financial Results

•	Operating revenue of $12.3 billion, 99 percent recovered versus June quarter 2019 on 82 percent capacity restoration
•	Operating income of $1.4 billion with operating margin of 11.7 percent, the first quarter of double-digit margin since 2019
•	Earnings per share of $1.44
•	Free cash flow of $1.6 billion after investing $864 million into the business
•	Payments on debt and finance lease obligations of $1.0 billion
•	$13.6 billion in liquidity* and adjusted net debt of $19.6 billion

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

1

September Quarter Outlook1

3Q22 Forecast
Capacity[2]	Down 15% - 17%
Total Revenue[2]	Up 1% - 5%
CASM-Ex2	Up ~22%
Fuel Price ($/gal)	$3.45 - $3.60
Operating Margin	11% - 13%
Gross Capital Expenditures	~$1.8 billion
Adjusted Net Debt	~$20 billion

1 Non-GAAP measures, except for Capacity; Refer to Non-GAAP reconciliations for 3Q19 comparison figures

2 Compared to September quarter 2019

Fuel price guidance is based on prices as of July 8th, including Brent at $107 per barrel, cracks at $41 per barrel and $0.27 per gallon refinery contribution. Additional metrics for financial modeling can be found in the Supplemental Information section under Quarterly Results on ir.delta.com.

June Quarter Revenue Environment and Outlook

“With growing demand across our network in the June quarter, we recaptured higher fuel prices and delivered adjusted revenue recovery of 99 percent with unit revenues up 20.5 percent versus 2019. We also delivered another record quarter of American Express co-brand remuneration, up 35 percent from the June quarter 2019, reflecting growing brand preference and further diversification of our revenue base," said Glen Hauenstein, Delta's president. "With sustained strength in bookings, we expect September quarter revenue to be up 1 to 5 percent compared to 2019 with total unit revenue growth improving sequentially."

•	Domestic continues to lead recovery with international accelerating: Domestic passenger revenue was 3 percent higher and international passenger revenue was 81 percent recovered compared to the June quarter 2019. Revenue in Latin America and Transatlantic both exceeded 2019 levels in the month of June and the pace of recovery in the Pacific saw meaningful improvement, driven by Korea and Australia re-openings and the easing of restrictions in Japan.
•	Business recovery progressing: Domestic corporate sales* for the quarter were ~80 percent recovered versus 2019, up 25 points compared to the March quarter. International corporate sales* for the quarter were ~65 percent recovered versus 2019, up 30 points compared to the March quarter, driven by outsized improvement in Transatlantic. Recent corporate survey results show positive expectations for business travel in the September quarter, including optimism around international travel given the elimination in June of the pre-departure test requirement for flights to the U.S.
•	Premium products outperforming Main Cabin: Premium product revenue recovery outpaced Main Cabin across all markets. Premium and other diversified revenue streams, including Loyalty, Cargo and MRO, comprised 54 percent of total revenues.
•	Strong American Express remuneration: Received $1.4 billion in the quarter, up 35 percent compared to the June quarter 2019 and on track to surpass $5 billion for the full year. Co-brand spend was up 43 percent and co-brand card acquisitions were up 15 percent compared to the June quarter 2019.
•	Cargo records best ever June quarter performance; MRO approaches 2019 levels: Cargo revenue was $272 million, a 46 percent increase compared to the same period in 2019. MRO revenue in the June quarter was $178 million, restored to 85 percent of 2019 levels.

*Corporate sales include tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

2

June Quarter Cost Performance and Outlook

“Our June quarter non-fuel unit cost performance of up 22 percent compared to 2019 was impacted by lower capacity, higher selling-related expenses and investments in operational reliability,” said Dan Janki, Delta's chief financial officer. “We remain confident in our ability to meaningfully improve our unit costs as we fully scale the network and return our operations to Delta’s high standards. In the near-term, as we prioritize restoring reliability, our full year non-fuel unit cost will remain higher than our previous plan by approximately 8 points on 5 points less capacity.”

•	Operating expense of $12.3 billion and total adjusted operating expense of $10.9 billion in the June quarter, both increased 21 percent sequentially
•	Adjusted non-fuel costs of $7.5 billion were up 10 percent sequentially, primarily driven by higher capacity
•	Compared to the June quarter 2019, adjusted non-fuel CASM was 22 percent higher on 18 percent less capacity
•	Adjusted fuel price of $3.82 per gallon was up 37 percent sequentially. Compared to the June quarter 2019, market prices were up 94 percent
•	Refinery operating income of $269 million resulted in a 31¢ per gallon benefit to our adjusted fuel price per gallon
•	Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.6, a 4.2 percent improvement versus 2019

June Quarter Balance Sheet, Cash and Liquidity

“In the June quarter, we repaid $1 billion of gross debt after delivering strong profitability and generating free cash flow ahead of our expectations," Janki said. "We remain committed to achieving investment-grade metrics and a return on invested capital in the mid-teens over the next 3 years.”

•	Adjusted net debt of $19.6 billion; Weighted average interest rate of 4.3 percent with 84 percent fixed rate debt and 16 percent variable rate debt
•	Payments on debt and finance lease obligations of $1.0 billion, bringing the first half total to $2.4 billion
•	Free cash flow of $1.6 billion with operating cash flow of $2.5 billion and gross capital expenditures of $864 million
•	Air Traffic Liability ended June at $9.9 billion, up $805 million compared to March
•	Liquidity of $13.6 billion, including $2.8 billion in undrawn revolver capacity

3

Other June Quarter Highlights

Operational Reliability

•	Took decisive action to improve resilience and restore operational reliability for our customers and employees, including schedule adjustments for the remainder of the year, implementation of earlier boarding procedures and addition of operational buffers
•	July performance is off to a good start, with an average month-to-date completion factor of 99.2 percent and 84 percent of flights arriving within 14 minutes of scheduled arrival time
•	Updated airport procedures, including earlier domestic boarding and schedule modifications at the company's largest hubs to help drive more on-time departures and successful connections
•	Reactivated Peach Corps, providing employees from the corporate offices the opportunity to step away from daily work routines to assist frontline colleagues while supporting Delta's operation and customers

Culture and People

•	To reward Delta people for their dedication and excellence, implemented a 4 percent base pay increase for eligible scale and merit employees globally on May 1
•	Recorded a profit-sharing accrual, which is expected to pay out to Delta employees in February 2023 to recognize their commitment to serving our people, customers and communities
•	Introduced industry-only boarding premium pay for flight attendants, marking continued investment in our operational performance
•	Recognized as the No. 1 corporate blood drive sponsor with the American Red Cross for the fifth consecutive year
•	Resumed The Delta Air Lines Foundation Matching Gifts to Education program, matching Delta employee and retiree donations to accredited, eligible educational institutions

Customer Experience and Loyalty

•	Welcomed record number of new SkyMiles and American Express co-brand cardholders to our programs
•	Celebrated the openings of Delta’s Terminal 3 at LAX in April followed by Terminal C at LGA in June, featuring the company's two largest Delta Sky Clubs in the system, part of Delta’s $12 billion investment in multi-year transformation projects at airport hubs across the country
•	In partnership with American Express, launched a first-of-its-kind, limited-edition Reserve credit card made with airplane metal of a retired Boeing 747
•	Welcomed the first A321neo into service while taking delivery of two additional A321neos, one A220-300, one A330-900 and five gently used 737-900ERs
•	Enhanced premium offering with new domestic First Class seat on the A321neo, with larger, improved privacy space, more stowage for personal items and enhanced memory-foam seat cushions in all cabins
•	In partnership with Misapplied Sciences, launched PARALLEL REALITY™ beta experience at DTW, a groundbreaking technology allowing customers to simultaneously see personalized content tailored to their unique journey on a single digital screen
•	As part of Delta's commitment to create a values-led experience, added onboard snack and beverage options from small businesses, global suppliers, and woman- and LGBTQ+-led brands
•	Introduced new in-flight entertainment from MasterClass, a streaming platform offering exclusive access to select classes, alongside hit movies, bingeable TV shows and curated audio playlists

Environmental, Social and Governance

•	Published our 2021 Environmental, Social and Governance (ESG) Report, sharing the latest data and insight into the company’s efforts to advance its purpose of connecting people with opportunity while expanding the understanding of the planet and the people within it
•	Leveraged existing infrastructure to accept a batch of sustainable aviation fuel for a Delta flight from New York's LGA and support the scaling of lower carbon intensity fuels
•	Participated in the SkyTeam Alliance's Sustainable Flight Challenge, an initiative where partner airlines share learnings and innovations with the common goal of reducing the industry's carbon footprint
•	Launched new skills-first career development program establishing a long-term goal of filling 25 percent of corporate management roles with talent in frontline roles and removing career barriers of four-year degrees, supporting economic equity through access to higher-earning jobs across the company
•	Joined forces with the Responsible Business Initiative for Justice (RBIJ) to launch Unlock Potential, a program that helps drive economic and social mobility for young people disconnected from education or employment, to create meaningful career opportunities for at-risk young adults

4

June Quarter Results

June quarter results have been adjusted primarily for the unrealized losses on investments, loss on extinguishment of debt and third-party refinery sales as described in the reconciliations in Note A.

	GAAP
($ in millions except per share and unit costs)	2Q22	2Q19	$ Change		% Change
Operating income	1,519	2,128	(609)		(29)%
Pre-tax income	1,033	1,907	(874)		(46)%
Net income	735	1,443	(708)		(49)%
Diluted earnings per share	1.15	2.21	(1.06)		(48)%
Operating margin	11.0%	17.0%	(6.0)	pts	(35)%
Operating revenue	13,824	12,536	1,288		10%
Total revenue per available seat mile (TRASM) (cents)	23.47	17.47	6.00		34%
Operating expense	12,305	10,408	1,897		18%
Operating cash flow	2,535	3,268	(733)		(22)%
Capital expenditures	958	1,559	(601)		(39)%
Cost per available seat mile (CASM) (cents)	20.89	14.51	6.38		44%
Fuel expense	3,223	2,291	932		41%
Average fuel price per gallon	3.74	2.08	1.66		80%
Total debt and finance lease obligations	24,839	9,990	14,849		NM

	Adjusted
($ in millions except per share and unit costs)	2Q22	2Q19	$ Change		% Change
Operating income	1,445	2,140	(695)		(32)%
Pre-tax income	1,222	1,998	(776)		(39)%
Net income	921	1,533	(612)		(40)%
Diluted earnings per share	1.44	2.35	(0.91)		(39)%
Operating margin	11.7%	17.2%	(5.5)	pts	(32)%
Operating revenue	12,311	12,448	(137)		(1)%
TRASM (cents)	20.90	17.35	3.55		20%
Operating expense	10,866	10,308	558		5%
Free cash flow	1,608	2,175	(567)		(26)%
Gross capital expenditures	864	1,618	(754)		(47)%
Non-fuel cost	7,516	7,516	–		— %
Non-fuel unit cost (CASM-Ex) (cents)	12.76	10.47	2.29		22%
Fuel expense	3,296	2,274	1,022		45%
Average fuel price per gallon	3.82	2.07	1.75		85%
Adjusted net debt	19,578	9,347	10,231		NM

5

About Delta Air Lines More than 4,000 Delta Air Lines (NYSE: DAL) flights take off every day, connecting people across more than 275 destinations on six continents with a commitment to industry-leading customer service, safety and innovation. As the leading global airline, Delta's mission is to create opportunities, foster understanding and expand horizons by connecting people and communities to each other and their potential.

Delta's more than 80,000 employees believe our customers should not have to choose between seeing the world and saving the planet. Delta is working toward more sustainable aviation by leveraging existing solutions and technologies, investing in the future of sustainable aviation fuel and actively engaging with next-generation solutions.

Our people lead the way in delivering a world-class customer experience, and we're continuing to ensure the future of travel is personalized, enjoyable and stress-free. Our people's genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic has had on our business; the impact of incurring significant debt in response to the pandemic; failure to comply with the financial and other covenants in our financing agreements; the possible effects of accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems on which we rely and of the data stored within them, as well as compliance with ever-evolving global privacy and security regulatory obligations; disruptions in our information technology infrastructure; our dependence on technology in our operations; our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to realize the full value of intangible or long-lived assets; labor issues; the effects of weather, natural disasters and seasonality on our business; changes in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; our ability to retain senior management and other key employees, and to maintain our company culture; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive government regulation we are subject to; the impact of environmental regulation, including but not limited to increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2022	2019	$ Change	% Change	2022	2019	$ Change	% Change
Operating Revenue:
Passenger	$10,958	$11,368	$(410)	(4)%	$17,865	$20,622	$(2,757)	(13)%
Cargo	272	186	86	46%	561	378	183	48%
Other	2,594	982	1,612	NM	4,747	2,008	2,739	NM
Total operating revenue	13,824	12,536	1,288	10%	23,173	23,008	165	1%

Operating Expense:
Salaries and related costs	2,955	2,847	108	4%	5,782	5,579	203	4%
Aircraft fuel and related taxes	3,223	2,291	932	41%	5,315	4,269	1,046	25%
Ancillary businesses and refinery	1,718	316	1,402	NM	3,100	667	2,433	NM
Contracted services	791	731	60	8%	1,544	1,440	104	7%
Depreciation and amortization	510	713	(203)	(28)%	1,016	1,328	(312)	(23)%
Landing fees and other rents	546	548	(2)	—%	1,050	1,072	(22)	(2)%
Regional carrier expense	528	542	(14)	(3)%	1,018	1,079	(61)	(6)%
Aircraft maintenance materials and outside repairs	522	434	88	20%	988	910	78	9%
Passenger commissions and other selling expenses	526	597	(71)	(12)%	838	1,071	(233)	(22)%
Passenger service	369	340	29	9%	644	628	16	3%
Aircraft rent	127	107	20	19%	249	209	40	19%
Profit sharing	54	518	(464)	(90)%	54	739	(685)	(93)%
Other	436	424	12	3%	840	869	(29)	(3)%
Total operating expense	12,305	10,408	1,897	18%	22,438	19,860	2,578	13%

Operating Income	1,519	2,128	(609)	(29)%	735	3,148	(2,413)	(77)%

Non-Operating Expense:
Interest expense, net	(269)	(75)	(194)	NM	(543)	(158)	(385)	NM
Equity method results	(12)	(17)	5	(29)%	(12)	(71)	59	(83)%
Gain/(loss) on investments, net	(221)	(82)	(139)	NM	(368)	18	(386)	NM
Loss on extinguishment of debt	(41)	–	(41)	NM	(66)	–	(66)	NM
Pension and related benefit/(expense)	73	(17)	90	NM	145	(32)	177	NM
Miscellaneous, net	(16)	(30)	14	(47)%	(58)	(52)	(6)	12%
Total non-operating expense, net	(486)	(221)	(265)	NM	(902)	(295)	(607)	NM

Income/(Loss) Before Income Taxes	1,033	1,907	(874)	(46)%	(167)	2,853	(3,020)	NM

Income Tax (Provision)/Benefit	(298)	(464)	166	(36)%	(38)	(680)	642	(94)%

Net Income/(Loss)	$735	$1,443	$(708)	(49)%	$(205)	$2,173	$(2,378)	NM

Basic Earnings/(Loss) Per Share	$1.15	$2.22			$(0.32)	$3.30
Diluted Earnings/(Loss) Per Share	$1.15	$2.21			$(0.32)	$3.29

Basic Weighted Average Shares Outstanding	638	650			638	658
Diluted Weighted Average Shares Outstanding	641	652			638	660

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2022	2019	$ Change	% Change	2022	2019	$ Change	% Change
Ticket - Main cabin	$5,664	$5,911	$(247)	(4)%	$9,111	$10,591	$(1,480)	(14)%
Ticket - Premium products	4,109	4,058	51	1%	6,648	7,366	(718)	(10)%
Loyalty travel awards	744	751	(7)	(1)%	1,287	1,442	(155)	(11)%
Travel-related services	441	648	(207)	(32)%	819	1,223	(404)	(33)%
Total passenger revenue	$10,958	$11,368	$(410)	(4)%	$17,865	$20,622	$(2,757)	(13)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2022	2019	$ Change	% Change	2022	2019	$ Change	% Change
Refinery	$1,514	$40	$1,474	NM	$2,700	$89	$2,611	NM
Loyalty program	650	484	166	34%	1,221	958	263	27%
Ancillary businesses	206	290	(84)	(29)%	416	610	(194)	(32)%
Miscellaneous	224	168	56	33%	410	351	59	17%
Total other revenue	$2,594	$982	$1,612	NM	$4,747	$2,008	$2,739	NM

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q22 vs 2Q19
Revenue	2Q22 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,318	3%	16%	14%	(11)%
Atlantic	1,701	(9)%	10%	13%	(17)%
Latin America	745	(1)%	10%	13%	(10)%
Pacific	194	(70)%	16%	54%	(74)%
Total Passenger	$10,958	(4)%	17%	18%	(18)%
Cargo Revenue	272	46%
Other Revenue	2,594	NM
Total Revenue	$13,824	10%	34%
Third Party Refinery Sales	(1,514)
Total Revenue, adjusted	$12,311	(1)%	20%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2019	Change	2022	2019	Change
Revenue passenger miles (millions)	51,519	63,173	(18)%	90,218	114,790	(21)%
Available seat miles (millions)	58,903	71,754	(18)%	110,713	134,169	(17)%
Passenger mile yield (cents)	21.27	18.00	18%	19.80	17.96	10%
Passenger revenue per available seat mile (cents)	18.60	15.84	17%	16.14	15.37	5%
Total revenue per available seat mile (cents)	23.47	17.47	34%	20.93	17.15	22%
TRASM, adjusted - see Note A (cents)	20.90	17.35	20%	18.49	17.01	9%
Cost per available seat mile (cents)	20.89	14.51	44%	20.27	14.80	37%
CASM-Ex - see Note A (cents)	12.76	10.47	22%	12.98	10.95	19%
Passenger load factor	87%	88%	(1) pt	81%	86%	(5) pts
Fuel gallons consumed (millions)	863	1,099	(22)%	1,613	2,061	(22)%
Average price per fuel gallon	$3.74	$2.08	80%	$3.29	$2.07	59%
Average price per fuel gallon, adjusted - see Note A	$3.82	$2.07	85%	$3.34	$2.06	62%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2022	2019
Cash Flows From Operating Activities:
Net income	$735	$1,443
Depreciation and amortization	510	713
Changes in air traffic liability	805	17
Changes in balance sheet and other, net	485	1,095
Net cash provided by operating activities	2,535	3,268

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(603)	(1,166)
Ground property and equipment, including technology	(355)	(393)
Purchase of short-term investments	(248)	–
Redemption of short-term investments	943	–
Other, net	112	(3)
Net cash used in investing activities	(152)	(1,562)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(952)	(1,165)
Repurchase of common stock	–	(268)
Cash dividends	–	(229)
Other, net	(14)	–
Net cash used in by financing activities	(966)	(1,662)

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	1,417	44
Cash, cash equivalents and restricted cash equivalents at beginning of period	8,135	2,985
Cash, cash equivalents and restricted cash equivalents at end of period	$9,552	$3,029

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$9,221	$2,009
Restricted cash included in prepaid expenses and other	154	127
Other assets:
Restricted cash included in other noncurrent assets	177	893
Total cash, cash equivalents and restricted cash equivalents	$9,552	$3,029

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$9,221	$7,933
Short-term investments	1,549	3,386
Accounts receivable, net	3,093	2,404
Fuel inventory, expendable parts and supplies inventories, net	1,734	1,098
Prepaid expenses and other	1,716	1,119
Total current assets	17,313	15,940

Property and Equipment, Net:
Property and equipment, net	30,519	28,749

Other Assets:
Operating lease right-of-use assets	7,189	7,237
Goodwill	9,753	9,753
Identifiable intangibles, net	5,997	6,001
Equity investments	1,771	1,712
Deferred income taxes, net	1,219	1,294
Other noncurrent assets	1,044	1,773
Total other assets	26,973	27,770
Total assets	$74,805	$72,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,936	$1,782
Current maturities of operating leases	726	703
Air traffic liability	9,664	6,228
Accounts payable	5,353	4,240
Accrued salaries and related benefits	2,565	2,457
Loyalty program deferred revenue	2,994	2,710
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,986	1,746
Total current liabilities	26,324	20,966

Noncurrent Liabilities:
Debt and finance leases	22,903	25,138
Noncurrent air traffic liability	250	130
Pension, postretirement and related benefits	5,654	6,035
Loyalty program deferred revenue	4,763	4,849
Noncurrent operating leases	7,006	7,056
Other noncurrent liabilities	4,094	4,398
Total noncurrent liabilities	44,670	47,606

Commitments and Contingencies

Stockholders' Equity:	3,811	3,887
Total liabilities and stockholders' equity	$74,805	$72,459

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures, that are directly related to the impact of COVID-19 and our response. These adjustments are made to provide comparability between the reported periods, if applicable, as indicated below:

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decisions in response to the COVID-19 pandemic. In the June quarter 2022 and six months ended June 2022, we recognized $1 million and $7 million, respectively, of net adjustments to certain of those restructuring charges, representing changes in our estimates.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

We also regularly adjust certain GAAP measures for the following items, if applicable, for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Equity investment MTM adjustments. We adjust for our proportionate share of our equity method investee, Virgin Atlantic’s, hedge portfolio MTM adjustments (recorded in non-operating expense) to allow investors to understand and analyze our core operational performance in the periods shown.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			2Q22 vs 2Q19
(in millions)	June 30, 2022	September 30, 2019	June 30, 2019	% Change
Operating revenue	$13,824	$12,560	$12,536
Adjusted for:
Third-party refinery sales	(1,514)	(6)	(40)
Delta Private Jets adjustment	–	(47)	(49)
Operating revenue, adjusted	$12,311	$12,507	$12,448	(1)%

	Three Months Ended		2Q22 vs 2Q19
	June 30, 2022	June 30, 2019	% Change
TRASM (cents)	23.47	17.47
Adjusted for:
Third-party refinery sales	(2.57)	(0.06)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	20.90	17.35	20.5%

	Six Months Ended
	June 30, 2022	June 30, 2019	Change
TRASM (cents)	20.93	17.15
Adjusted for:
Third-party refinery sales	(2.44)	(0.07)
Delta Private Jets adjustment	–	(0.07)
TRASM, adjusted	18.49	17.01	9%

Operating Income, adjusted

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2019
Operating Income	$1,519	$2,128
Adjusted for:
Restructuring charges	(1)	–
MTM adjustments and settlements on hedges	(73)	10
Delta Private Jets adjustment	–	1
Operating Income, adjusted	$1,445	$2,140

Operating Margin, adjusted

	Three Months Ended
	June 30, 2022	June 30, 2019
Operating margin	11.0%	17.0%
Adjusted for:
MTM adjustments and settlements on hedges	(0.5)	0.1
Third-party refinery sales	1.3	0.1
Operating margin, adjusted	11.7%	17.2%

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Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	June 30, 2022			June 30, 2022
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,033	$(298)	$735	$1.15
Adjusted for:
Restructuring charges	(1)
Loss on extinguishment of debt	41
MTM adjustments and settlements on hedges	(73)
MTM adjustments on investments	221
Non-GAAP	$1,222	$(300)	$921	$1.44

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2019
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,907	$(464)	$1,443	$2.21
Adjusted for:
MTM adjustments and settlements on hedges	10
Equity investment MTM adjustments	(2)
MTM adjustments on investments	82
Delta Private Jets adjustment	1
Non-GAAP	$1,998	$(465)	$1,533	$2.35

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our 2022 incentive compensation program. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, (iv) financed aircraft acquisitions and (v) other items that are not representative of our core operations, such as our pension funding. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Pension funding. Cash flows from pension funding are reported within operating activities in GAAP results. We adjust for this item to better illustrate the cash from our core operations.

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2019
Net cash provided by operating activities	$2,535	$3,268
Net cash used in investing activities	(152)	(1,562)
Adjusted for:
Net redemptions of short-term investments	(695)	–
Strategic investments and related	(105)	89
Net cash flows related to certain airport construction projects and other	94	54
Financed aircraft acquisitions	(69)	(174)
Pension funding	–	500
Free cash flow	$1,608	$2,175

Six Months Ended
(in millions)	June 30, 2022
Net cash provided by operating activities	$4,306
Net cash used in investing activities	(901)
Adjusted for:
Net redemptions of short-term investments	(1,815)
Strategic investments and related	2
Net cash flows related to certain airport construction projects and other	282
Financed aircraft acquisitions	(69)
Free cash flow	$1,805

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Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Financed aircraft acquisitions. This adjusts capital expenditures to reflect aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We have adjusted for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2019
Flight equipment, including advance payments	$603	$1,166
Ground property and equipment, including technology	355	393
Adjusted for:
Financed aircraft acquisitions	69	174
Net cash flows related to certain airport construction projects	(163)	(116)
Gross capital expenditures	$864	$1,618

Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	June 30, 2022	June 30, 2019
Debt and finance lease obligations	$24,839	$9,990
Plus: sale-leaseback financing liabilities	2,208	–
Plus: unamortized discount/(premium) and debt issue cost, net and other	176	(125)
Adjusted debt and finance lease obligations	$27,222	$9,865
Plus: 7x last twelve months' aircraft rent	3,303	2,874
Adjusted total debt	$30,525	$12,739
Less: cash, cash equivalents and short-term investments	(10,771)	(2,009)
Less: LGA restricted cash	(177)	(1,383)
Adjusted net debt	$19,578	$9,347

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Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

	Three Months Ended			2Q22 vs 2Q19
(in millions)	June 30, 2022	March 31, 2022	June 30, 2019	% Change
Operating Expense	$12,305	$10,131	$10,408
Adjusted for:
Restructuring charges	1	5	–
Aircraft fuel and related taxes	(3,223)	(2,092)	(2,291)
Third-party refinery sales	(1,514)	(1,187)	(40)
Profit sharing	(54)	–	(518)
Delta Private Jets adjustment	–	–	(42)
Non-Fuel Cost	$7,516	$6,858	$7,516	—%

	Three Months Ended			2Q22 vs 2Q19
	June 30, 2022	September 30, 2019	June 30, 2019	% Change
CASM (cents)	20.89	13.85	14.51
Adjusted for:
Aircraft fuel and related taxes	(5.47)	(2.96)	(3.19)
Third-party refinery sales	(2.57)	(0.01)	(0.06)
Profit sharing	(0.09)	(0.68)	(0.72)
Delta Private Jets adjustment	–	(0.05)	(0.06)
CASM-Ex	12.76	10.15	10.47	22%

	Six Months Ended
	June 30, 2022	June 30, 2019	Change
CASM (cents)	20.27	14.80
Adjusted for:
Restructuring charges	0.01	–
Aircraft fuel and related taxes	(4.80)	(3.18)
Third-party refinery sales	(2.44)	(0.07)
Profit sharing	(0.05)	(0.55)
Delta Private Jets adjustment	–	(0.06)
CASM-Ex	12.98	10.95	19%

Operating Expense, adjusted

	Three Months Ended
(in millions)	June 30, 2022	March 31, 2022	June 30, 2019
Operating expense	$12,305	$10,131	$10,408
Adjusted for:
Restructuring charges	1	5	–
MTM adjustments and settlements on hedges	73	4	(10)
Third-party refinery sales	(1,514)	(1,187)	(40)
Delta Private Jets adjustment	–	–	(50)
Operating expense, adjusted	$10,866	$8,954	$10,308

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Total Fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
(in millions, except per gallon data)	2022	2022	2019	2022	2022	2019
Total fuel expense	$3,223	$2,092	$2,291	$3.74	$2.79	$2.08
Adjusted for:
MTM adjustments and settlements on hedges	73	4	(10)	0.08	0.01	(0.01)
Delta Private Jets adjustment	–	–	(8)	–	–	(0.01)
Total fuel expense, adjusted	$3,296	$2,097	$2,274	$3.82	$2.79	$2.07

			Average Price Per Gallon
	Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in millions, except per gallon data)	2022	2019	2022	2019
Total fuel expense	$5,315	$4,269	$3.29	$2.07
Adjusted for:
MTM adjustments and settlements on hedges	77	(17)	0.05	(0.01)
Delta Private Jets adjustment		(15)	–	(0.01)
Total fuel expense, adjusted	$5,392	$4,237	$3.34	$2.06

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